EXHIBIT 11
                            GOLD CAPITAL CORPORATION
                             EXHIBIT TO FORM 10-QSB


Computation of Weighted Average Shares Outstanding Used in Earnings Per Share Calculations for the three month periods ended March 31, 1997 and 1996



                                                       Three Months
                                                      Ended March 31,
                                                   1997             1996
                                                ----------        --------


Shares issued at beginning of period            9,073,653         5,042,514

Total weighted average shares
outstanding                                     9,073,653         5,042,514
                                                =========         =========


Fully diluted computation not made as effect would be antidilutive in all periods.